UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 10, 2013

PAREXEL International Corporation
(Exact name of registrant as specified in charter)

Massachusetts	000-21244	04-2776269
(State or other juris- diction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

195 West Street, Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 487-9900

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations for the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 10, 2013, the Board of Directors of PAREXEL International Corporation (“PAREXEL” or the “Company”) appointed Ingo Bank as the Company’s Senior Vice President and Chief Financial Officer, effective September 1, 2013.
Mr. Bank, age 45, joins PAREXEL from Royal Philips Electronics, N.V. (“Philips”), where he spent 17 years holding numerous senior global finance positions, most recently as Chief Financial Officer and Executive Vice President of Philips Healthcare. While at Philips, he led initiatives to build LCD technology in Japan and Hong Kong, managed mergers and acquisitions, and served as Chief Financial Officer of the Philips Lamps business. Mr. Bank held positions in the German banking industry before joining Philips.
Pursuant to the terms of an employment offer letter (the “Letter”), dated June 6, 2013, by and between the Company and Mr. Bank, effective July 8, 2013 (the “Start Date”), Mr. Bank will join the Company as Senior Vice President Finance and receive an annual base salary of $450,000 and an annual incentive bonus opportunity of up to 55% of his base salary, to be earned based on the achievement of corporate and strategic business unit metrics and personal goals to be established by the Compensation Committee of the Board of Directors. Mr. Bank will also receive a signing bonus of $500,000, payable in two equal installments, with the first payment to be made after the first 90 days of Mr. Bank’s employment with the Company, and the second payment to be made on July 1, 2014. Each installment is payable only if Mr. Bank is employed by the Company at the time such payment is required to be made. In the event Mr. Bank resigns within 12 months after the payment of either installment of the signing bonus, Mr. Bank will be required to repay the applicable installment of the signing bonus in full. He will become the Senior Vice President and Chief Financial Officer of the Company effective September 1, 2013.
On the Start Date, Mr. Bank will be granted 17,320 shares of restricted common stock of the Company. Such shares of restricted stock will vest in full on the third anniversary of the grant date. In addition, on the Start Date, Mr. Bank will be granted a non-qualified stock option to purchase 34,640 shares of PAREXEL common stock at an exercise price equal to the closing price of PAREXEL’s common stock on the last trading day prior to the date of grant. The stock option will vest ratably over four years and will have an eight-year term.

Mr. Bank and PAREXEL will enter into a Severance/Change of Control Agreement (the “Agreement”), effective as of the Start Date. Under the terms of the Agreement, if Mr. Bank’s employment is terminated without “cause” (as defined in the Agreement), he will be entitled to receive a lump sum cash payment equal to 12 months of his base salary plus the pro rata share of the bonus that would have been payable to him during the year in which termination occurs. If we terminate Mr. Bank’s employment without cause during the period beginning nine months prior to, and ending 18 months following, a “change of control” of the Company (as defined in the Agreement), or Mr. Bank terminates his employment “for good reason” (as defined in the Agreement) during the 18 month period following a change of control of the Company, Mr. Bank would be entitled to receive:

•	a lump sum cash payment equal to 12 months of his monthly salary plus the target bonus that could have been payable to him during the year in which the termination occurs;

•	accelerated vesting of all unvested stock options;

•	accelerated vesting of all outstanding unvested awards issued under any of the Company's stock incentive plans; and

•	continued insurance benefit coverage substantially similar to the coverage he had been receiving prior to any such termination for a specified period of time.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 14, 2013	PAREXEL International Corporation
By:	/s/ James F. Winschel, Jr.
James F. Winschel, Jr. SVP and CFO